Exhibit 1.2

Pricing Agreement

November 14, 2012

Barclays Capital Inc.

    As representative of the several Underwriters

        named in Schedule I (the “Representative”)

Ladies and Gentlemen:

Barclays Bank PLC (the “Bank”) proposes to issue $3,000,000,000 aggregate principal amount of 7.625% Contingent Capital Notes due November 2022 (the “Notes”). Each of the Underwriters hereby undertakes to purchase at the subscription prices set forth in Schedule II hereto the amount of Notes set forth opposite the name of such Underwriter in Schedule I hereto, such payment to be made at the Time of Delivery set forth in Schedule II hereto. The obligations of the Underwriters hereunder are several but not joint.

Each of the provisions of the Underwriting Agreement—Standard Provisions, dated October 6, 2010 (the “Underwriting Agreement”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus and also a representation and warranty as of the date of this Agreement in relation to the Prospectus as amended or supplemented relating to the Notes. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of Designated Securities pursuant to Section 14 of the Underwriting Agreement and the address referred to in such Section 14 is set forth in Schedule II hereto.

In addition, the Bank represents and warrants to, and agrees with, each of the Underwriters that the listing prospectus in respect of the Designated Securities, expected to be dated on or about November 19, 2012, as of its date, will contain all material information with regard to the Bank and its subsidiaries, such information will be true and accurate in all material respects and not misleading and will not omit to state any other fact required to be stated therein or the omission of which would make any information contained therein misleading in any material respect and all reasonable enquiries will have been made to ascertain such facts and to verify the accuracy of all such information and otherwise will comply with the relevant rules made under Section 73A of the U.K. Financial Services and Markets Act 2000.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 3:45 p.m. New York time on November 14, 2012. Each “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section 7 of the Underwriting Agreement is listed in Schedule III hereto and is attached as an Exhibit hereto.

If the foregoing is in accordance with your understanding, please sign and return to us the counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters on the one hand and the Bank on the other.

Very truly yours, BARCLAYS BANK PLC

/s/ Steven Penketh
Name: Steven Penketh Title: Managing Director, Treasury Execution Services

Pricing Agreement

Accepted as of the date hereof at New York, New York On behalf of itself and each of the other Underwriters BARCLAYS CAPITAL INC.

/s/ Justin D’Ercole
Name: Justin D’Ercole Title: Managing Director

Pricing Agreement

SCHEDULE I

Principal Amount of the Notes
Underwriter

Barclays Capital Inc.	$1,650,270,000
Citigroup Global Markets Inc.	$225,000,000
Credit Suisse Securities (USA) LLC	$225,000,000
Deutsche Bank Securities Inc.	$225,000,000
Morgan Stanley & Co. LLC	$225,000,000
ABN AMRO Securities (USA) LLC	$23,670,000
Banca IMI S.p.A.	$23,670,000
Banco Bilbao Vizcaya Argentaria, S.A.	$23,670,000
BNP Paribas Securities Corp.	$23,670,000
Danske Bank A/S	$23,670,000
ING Bank N.V. Belgian Branch	$23,670,000
Lloyds TSB Bank plc	$23,670,000
Mediobanca – Banca di Credito Finanziario S.p.A.	$23,670,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$23,670,000
Mitsubishi UFJ Securities (USA) plc	$23,670,000
Mizuho Securities USA Inc.	$23,670,000
Natixis Securities Americas LLC	$23,670,000
Santander Investment Securities Inc.	$23,670,000
Scotia Capital (USA) Inc.	$23,670,000
SG Americas Securities, LLC	$23,670,000
SMBC Nikko Capital Markets Limited	$23,670,000
TD Securities (USA) LLC	$23,670,000
U.S. Bancorp Investments, Inc.	$23,670,000
Wells Fargo Securities, LLC	$23,670,000

Total	$3,000,000,000

I-1

SCHEDULE II

Titles of Designated Securities

$3,000,000,000 7.625% Contingent Capital Notes due November 2022

Price to Public:

100% of principal amount

Subscription Price by Underwriters:

99.00% of the aggregate principal amount with respect to all Notes; in addition, with respect to $35,000,000 aggregate principal amount of such Notes, Morgan Stanley & Co. LLC will receive an additional commission of 1.50% of such aggregate principal amount; and with respect to $907,800,000 aggregate principal amount of such Notes, Barclays Capital Inc. will receive an additional commission of 0.50% of such aggregate principal amount for the benefit of certain dealers

In addition, the Bank agrees to pay a structuring fee of 0.50% on the aggregate principal amount of the Notes to Barclays Capital Inc.

Form of Designated Securities:

The Notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company issued pursuant to the Dated Subordinated Debt Securities Indenture dated October 12, 2010 between Barclays Bank PLC and The Bank of New York Mellon, as supplemented by the Supplemental Indenture to be dated November 21, 2012 between Barclays Bank PLC and The Bank of New York Mellon.

Securities Exchange, if any:

London Stock Exchange.

Interest Rate:

Interest will accrue on the Notes from the date of their issuance. Interest will accrue on the Notes at a rate of 7.625% per year from and including the date of issuance.

Interest Payment Dates:

Interest will be payable on the Notes semi-annually in arrear on May 21 and November 21 in each year, commencing on May 21, 2013.

Record Dates:

The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Sinking Fund Provisions:

No sinking fund provisions.

Redemption Provisions for Notes:

Subject to certain conditions, the Notes are redeemable, at the option of the Bank, (i) in the event of certain changes in tax law or regulation or the official application or interpretation thereof, and (ii) in the event the Bank determines that the Notes are fully excluded from Tier 2 Capital within the meaning of the capital adequacy requirements of the FSA or any other regulation, directive or other binding rules, standards or decisions adopted by the institutions of the European Union, in each case as specified in the preliminary prospectus supplement dated November 5, 2012 (as supplemented by the final term sheet dated November 14, 2012).

Time of Delivery:

November 21, 2012 by 9:30 a.m. New York time.

Specified Funds for Payment of Subscription Price of Designated Securities:

By wire transfer to a bank account specified by the Bank in same day funds.

Value Added Tax:

(a)	If the Bank is obliged to pay any sum to the Underwriters under this Agreement, which is the consideration for a supply made by the Underwriters to the Bank for value added tax (“VAT”) purposes and any VAT is properly charged on such supply for which the Underwriters are required to account to HM Revenue & Customs, the Bank shall pay to the Underwriters an amount equal to such VAT on receipt of a valid VAT invoice;

(b)	If the Bank is obliged to pay a sum to the Underwriters under this Agreement to reimburse any fee, cost, charge or expense properly incurred by the Underwriters under or in connection with this Agreement (the “Relevant Cost”), the Bank shall pay to the Underwriters an amount which:

(i)	if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriters, is equal to any input VAT incurred by the Underwriters on that supply of goods and services, but only if and to the extent that the Underwriters are not entitled to recover such input VAT from HM Revenue & Customs (whether by repayment or credit) provided, however, that the Underwriters shall reimburse the Bank for any amount paid by the Bank in respect of irrecoverable input VAT pursuant to this paragraph (i) if and to the extent such input VAT is subsequently recovered from HM Revenue & Customs (whether by repayment or credit);

(ii)

if for VAT purposes the Relevant Cost is a disbursement for VAT purposes properly incurred by the Underwriters under, or in connection with, this Agreement as agent on behalf of the Bank, is equal to any part of the Relevant Cost which represents VAT provided, however, that the

Underwriters shall use best endeavors to procure that the actual supplier of the goods or services which the Underwriters received as agent issues a valid VAT invoice to the Bank.

Closing Location: Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom.

Name and address of Representative:

Designated Representative: Barclays Capital Inc.

Address for Notices:

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attn: Syndicate Registration

Selling Restrictions:

Each Underwriter of Designated Securities represents, warrants and agrees with the Bank that, in connection with the distribution of the Designated Securities, directly or indirectly, it: (i) has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Designated Securities in circumstances in which Section 21(1) of the FSMA would not, if the Bank were not an “authorized person”, apply to the Bank; and (ii) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

Other Terms and Conditions:

As set forth in the Prospectus Supplement dated November 14, 2012 relating to the Designated Securities, incorporating the Prospectus dated August 31, 2010 relating to the Designated Securities.

SCHEDULE III

Issuer Free Writing Prospectuses:

Investor Presentation dated November 6, 2012, attached hereto as Exhibit A

Final Term Sheet, dated November 14, 2012, attached hereto as Exhibit B.

III-1

EXHIBIT A

Investor Presentation, dated November 6, 2012

Contingent Capital Notes 6 November 2012 Marketing Deck

2   |   Contingent Capital Notes   |   6 November 2012
Disclaimer
This presentation has been produced by Barclays Bank PLC (“Barclays”) solely for use at this investor presentation held in connection with the offering of the Barclays
Contingent Capital Notes (“CCNs”) and may not be reproduced or redistributed, in whole or in part, to any other person.  Barclays has filed a registration statement
(including a prospectus) and preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering of the CCNs to which this investor presentation relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement relating to the offering of the CCNs and other documents that Barclays has filed with the SEC for more complete information about Barclays and the offering of the CCNs. You may obtain these documents free of charge by visiting the SEC online database (EDGAR®) on the SEC’s website at (http://www.sec.gov). The prospectus dated August 31, 2010 is available under the following link: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm . The preliminary prospectus supplement dated on or about
November 6, 2012 is available under the following link: http://www.sec.gov/edgar.shtml. Alternatively, you may obtain a copy of the prospectus and the preliminary prospectus supplement from Barclays Capital Inc. by calling 1-888-603-5847.
This presentation is only being distributed  to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article
19(5) of the Financial Services and Markets Act 2000 (Financial Promotion)  Order 2005 (the “Order”) or (iii)  high net worth entities, and other persons to whom it may lawfully  be communicated, failing  within Article 49(2)(a) to (d) of the Order (all such persons together being referred  to as “relevant persons”). Any investment activity to which this communication may relate is only available to; and any invitation, offer, or agreement to engage in such investment activity will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
Forward-looking Statements
This presentation contains certain forward-looking statements within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section
27A of the U.S. Securities Act of 1933, as amended, with respect to certain of Barclays’ plans and its current goals and expectations relating to its future financial condition and performance. Barclays cautions readers that no forward-looking statement is a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts.
Forward-looking statements sometimes use words such as “may”, “will”, “seek”, “continue”, “aim”, “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”,
“pro forma”, “projected” or other words of similar meaning. Examples of forward-looking statements include, among others, statements regarding Barclays’ future financial position, income growth, assets, impairment charges, business strategy, capital ratios (including, in particular, its projected CT1 and CET1 ratios), leverage, payment of dividends, projected levels of growth in the banking and financial markets, projected costs, estimates of capital expenditures and plans and objectives for future operations and other statements that are not historical fact. By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances, including, but not limited to, UK domestic, Eurozone and global macroeconomic and business conditions, the effects of continued volatility in credit markets, market related risks, such as changes in interest rates and foreign exchange rates, effects of changes in valuation of credit market exposures, changes in valuation of issued notes, the policies and actions of governmental and regulatory authorities (including requirements regarding capital and group structures and the potential for one or more countries exiting the Eurozone), changes in legislation, the further development of standards and interpretations under International Financial Reporting Standards
(“IFRS”) applicable to past, current and future periods, evolving practices with regard to the interpretation and application of standards under IFRS, the outcome of current and future legal proceedings, the success of future acquisitions and other strategic transactions, and the impact of competition – a number of such factors being beyond
Barclay’s control. In particular, the CRD IV rules, including with respect to the calculation of common equity tier 1 capital and risk weighted assets, have not been finalized and remain subject to change by European legislators, and the Financial Services Authority of the United Kingdom (the “FSA”), may also alter its stated approach to the adoption of CRD IV in the United Kingdom, and, accordingly, the basis on which certain calculations in this investor presentation are made may be different than the requirements under the final CRD IV rules as they apply in the United Kingdom.  As a result of these uncertain events and circumstances, Barclays’ actual future results and capital ratios may differ materially from the plans, goals, and expectations set forth in Barclay’s forward-looking statements. Any forward-looking statements made herein or in the documents incorporated by reference herein speak only as of the date they are made. Except as required by the FSA, the London Stock Exchange plc or applicable law, Barclays expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this investor presentation or the documents incorporated by reference herein to reflect any changes in expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any additional disclosures that Barclays has made or may make in documents that Barclays has filed or may file with the SEC.

3   |   Contingent Capital Notes   |   6 November 2012
Disclaimer (Continued)
INVESTING IN THE CCNs IS SPECULATIVE AND INVOLVES RISK OF LOSING YOUR ENTIRE INVESTMENT.
                                                                                                                                                                                               You should carefully review, among other
things, the matters set forth under “Risk Factors” beginning on or about page S-14 of the preliminary prospectus supplement and “Additional information—Risk factors” beginning on page 265 of Barclays Annual Report on Form 20-F for the year ended December 31, 2011. In particular, you should be aware that, upon the occurrence of a Capital Adequacy Trigger Event, which will result in an Automatic Transfer (each as defined in the preliminary prospectus supplement), holders of CCNs will lose their entire investment in the CCNs. Barclays urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the CCNs.
This investor presentation includes certain projected capital ratios that are based, in part, on analysts’ consensus estimates for full year 2012 (used in December
2012 and January 2013 calculations) and full year 2013 analysts’ consensus estimates, in each case with respect to the retained earnings and dividend payout of Barclays PLC on a consolidated basis (“Group”), as described in slides 20 & 21. Any estimates or forecasts regarding the Group’s performance made by such analysts are theirs alone and do not represent the estimates or forecasts of the Group or its management. The Group neither endorses nor verifies the estimates used in this investor presentation, which are being used solely for illustrative purposes to show how the Group’s capital ratios are calculated differently before and after the expected adoption of CRD IV.
This investor presentation includes a calculation of transitional common equity tier 1 ratio, which is a non-IFRS financial measure.  Barclays has presented its transitional common equity tier 1 ratio on a basis that is representative of how it currently understands the CRD IV rules and in accordance with the assumptions set forth on slides 20 & 21. Management views CRD IV common equity tier 1 ratio as a key measure in monitoring the Group’s capital position. It may be calculated on a basis that is not consistent with that used by other financial institutions.
Barclays management believes that certain non IFRS measures included in this document provide valuable information to readers of its financial statements and other documents. For example adjusted performance measures (including profit before tax and adjusted gross leverage) enable the reader to identify a more consistent basis for comparing the business' performance between financial periods, and provide more detail concerning the elements of performance which the managers of these businesses are most directly able to influence or are relevant for an assessment of the Group. Non IFRS regulatory metrics (such as CT1 and CET1 ratios, NSFR and LCR) are based on current interpretations of draft Basel 3 implementing legislation in the EU (CRD IV) and UK FSA interpretations thereof. Although legislation is yet to be finalised and formal reporting against these metrics is not yet required, Barclays management monitors expected performance against expected final regulatory requirements. They also reflect an important aspect of the way in which operating targets are defined and performance is monitored by Barclays management. However, any non-IFRS measures in this document are not a substitute for IFRS measures and readers should, where relevant, consider the comparable IFRS measures as well. For further information please refer to Barclays 6k filings available at the SEC website address set out in slide 2.
By attending this investor presentation, participants agree not to remove physical copies of the investor presentation from the conference room where it is provided.  Participants agree further not to photograph, copy or otherwise reproduce this investor presentation in any form or pass on, directly or indirectly, this investor presentation to any other person. Participants must return this investor presentation to Barclays at the completion of this investor presentation.
References to internet websites in this presentation are made for informational purposes only, and information found at such websites is not incorporated by reference into this presentation.

1. Rationale for Contingent Capital Notes 4 | Contingent Capital Notes | 6 November 2012

Rationale for Contingent Capital Notes - Executive Summary
Issuing contingent capital that qualifies as “loss absorbing capital” for the purposes of our nominal capital requirements, seeks to enhance the transition to our “targeted” Basel 3 capital structure
•
Having received clarity from UK regulators
1
regarding the role of contingent capital for UK banks, Barclays is undertaking a global investor road-show with the aim of exploring Contingent Capital Notes (CCNs)
•
Despite our current and projected capital strength, we believe the development of a contingent capital market represents an important step in transitioning bank capital structures to meet Basel 3 requirements with maximum efficiency, from both cost and diversification perspectives
•
Our primary considerations in issuing contingent capital at this time have included:
-
Desire to proactively implement our Basel 3 “target” capital structure
-
Confirmation from UK regulatory authorities that contingent capital with a 7% trigger event will attract 100% benefit towards our nominal “loss absorbing capital” requirements
-
17% Primary Loss Absorbing Capacity (PLAC) requirement under proposals of UK Independent Commission on Banking
(ICB)
-
Favourable market conditions for CCN product
•
These CCNs will be a Tier 2 (T2) security that includes a write-off feature should the Group’s published Core Tier 1 (CT1) /
Common Equity Tier 1 (CET1) ratio, as appropriate, fall below 7% (Trigger Event).  In all other respects (both insolvency and/or resolution prior to a Trigger Event), CCNs will rank pari passu with all of Barclays outstanding Lower T2 securities
•
Based on current interpretation of CRD IV, we anticipate that investors will have the benefit of significant capital headroom against the occurrence of a Trigger Event:
-
Prior to implementation of CRD IV, buffers of 4.2% (£15.9bn) and 3.9% (£15.4bn) against our 30 September 2012 CT1 ratio of 11.2% and 31 December 2012 CT1 ratio of 10.9%, respectively; thereafter (given UK interpretation of transitional rules for CRD IV implementation), a buffer of 5.1% (£23.7bn) against our December 2013 CET1 ratio of 12.1%, as set out in slide 8
-
Barclays minimum CRD IV G-SIFI CET1 ratio requirements of 9.0% (below which distribution prohibitions apply)
-
Internal capital management buffer targeting a 10.5% minimum CET1 ratio, post-transition
1 FPC minutes published on 27 September 2012 (http://www.bankofengland.co.uk/publications/Documents/records/fpc/pdf/2012/record1209.pdf ), and
FSA announcement on 26 October 2012 (http://www.fsa.gov.uk/about/what/international/basel/crd/ccr_crd/transitional-provisions)
5   |   Contingent Capital Notes   |   6 November 2012

‘Target’ Capital Structure post CRD IV and ICB
Irrespective of final regulatory outcomes, proposed CRD IV requirements and ICB proposals provide enough certainty to target an end state capital structure with considerable confidence
•
Barclays “target” capital structure embraces requirements for G-
SIFI banks under CRD IV and ICB 17% PLAC proposals
•
The target structure opposite anticipates:
-
Expected 9.0% minimum CET1 ratio requirement under CRD
IV, plus a 1.5% CET1 “internal capital management buffer”
-
1.5% Additional Tier 1 (AT1) ratio, being the minimum CRD IV requirement
1
, and
-
5% T2/senior unsecured debt capital to meet ICB 17% PLAC
proposal
•
Currently targeting a 2% CCN buffer, with a 7% Trigger Event, that will comprise 1.5% AT1 (which has to be in contingent
capital form) and 0.5% of T2. We believe this target best aligns interests of key stakeholders:
-
Provides going concern “loss absorbing capital” treatment in
AT1 and incremental T2 component
-
Falls at the bottom of the G-SIFI capital buffer, incentivising management actions well in advance of Trigger Event, and
-
Reduces “moral hazard” for fixed income investors that an
excessive CCN buffer could introduce
•
Given transition rules on Barclays outstanding T1 stock, AT1 is currently an inefficient choice for CCNs at the current time
1
Without this, excess equity is allocated first to AT1 requirement ahead of capital conservation buffers
2
Strategic view (subject to change) formed on information currently available and on our interpretation of draft CRD IV / ICB proposals and final application in the UK
Barclays Q3 2012
Capital Structure
(Basel 2.5)
2.5%
£9.5bn
T1 (traditional)
11.2%
£42.5bn
CT1
3.2%
£11.9bn
T2
4.5% Equity
2.5% Capital
conservation
buffer
2.0%  G-SIFI
1.5% Internal
Buffer
1.5% AT1
5% T2/
Senior
unsecured
16.9% Total
Capital Ratio
17.0% Total
Capital Ratio
Barclays “Target”
2
CRD IV / ICB Capital
Structure
2%
Prospective
CCNs
6   |   Contingent Capital Notes   |   6 November 2012

2. Capital Ratios and Trigger Events 7 | Contingent Capital Notes | 6 November 2012

Reported Pro forma Pro forma Pro forma
Sep-12 Dec-12 Jan-13 Dec-13
CT1 Capital (Sep-12 Actual) 42.5 42.9
42.9 47.2
CRD IV impact to CT1 Capital 1.3 1.3
CT1 Capital (under FSA 2009 definition) 42.5 42.9 44.2 48.5
Sep-12 RWAs 379
379 379 379
Operational Risk and Slotting  (Q4-12) 15 15 15
RWAs (post Operational Risk & Slotting) 394 394 394
CRDIV impact to RWAs:
Credit Valuation Adjustment (CVA) 46 46
Securitisation 39 39
Other 23 23
Gross impact 108 108
Planned Management actions to Reduce RWAs (17) (38)
Net Impact of CRDIV 91 71
RWAs (post CRD IV) 485 464
CT1 Ratio 11.2% 10.9% 9.1% 10.4%
CT1 Capital (under FSA 2009 definition) 42.5 42.9 44.2 48.5
Add-Back Intangible Assets Deduction 7.6 7.6
CET1 under CRD IV 51.8 56.1
Transitional CET1 Ratio 10.7% 12.1%
(in £bn)
Note: all calculations are based on regulatory measures and are non-IFRS. See slides 20 & 21 for underlying assumptions. Our estimated transitional CET1 ratio reflects our current interpretation of CRD IV rules and FSA guidance
CRD IV impact on Capital and RWAs
Projected CT1 and CET1 ratios above 7% trigger levels using consensus retained earnings estimates for Q4 2012 and 2013, and based on existing draft of CRD IV rules and FSA guidance
8   |   Contingent Capital Notes   |   6 November 2012

CT1 and CET1 Calculation – For Illustrative Purposes Only
On 26 October 2012, FSA published a press release
1
setting out how it intends to transition CRD IV
capital requirements on implementation. The impact of the new calculation against current calculation is set out below (assuming static RWAs from January 2013 and rolling over 2013 consensus numbers)
•
Prior to the implementation of CRD IV, the 7%
Trigger Event will be measured by reference to
Barclays current published CT1 ratio, as required
by FSA in accordance with its press release to
the British Bankers Association (BBA) in 2009
•
Thereafter, the 7% Trigger Event will be
measured by reference to the CRD IV CET1 ratio,
on the basis of the transition rules set out by FSA
in its press release of 26 October 2012
1
•
CET1 ratio transition path, as interpreted by FSA,
will be embedded within the trigger of the CCNs,
guarding investors against any subsequent
discretionary acceleration of transitionals
•
The principal difference between current CT1 and
CET1 ratios is the transitional treatment of
intangible assets, £7.6bn of which is added back
to CET1 on CRD IV adoption date with the
deduction phasing back in at 20% per annum
from 2014, in line with current CRD IV
transitionals
•
On CRD IV adoption date, CT1 ratio is expected
to be impacted by c.£91bn additional RWAs. The
same RWA impact under CET1 ratio is expected
to be effectively off-set by the differing intangible
asset treatment
CT1 & CET1 Illustrative Calculation
(assuming static RWAs from 1 January
2013)
CET1
CRD IV
RWA
Convergence on
1 January 2018
Net impact of
CRD IV
(RWA +
Goodwill
treatment)
Deduction of Other
+  Other increasing
20% each year from
2014 to 2018
CRD IV CET1 FSA CT1 ratio
9   |   Contingent Capital Notes   |   6 November 2012
1 http://www.fsa.gov.uk/about/what/international/basel/crd/ccr_crd/transitional-provisions
Note: see slides 20 & 21 for underlying assumptions
CT1
Trigger Event Reference Point - Deduction of Goodwill
+  Other  increasing  20%  each  year  from  2014  to  2018

10.0%
10.8%
11.0%
11.2%
5.6%
433
383
398
391
379
24
38
43
43
43
FY 2008
FY 2009
FY 2010
FY 2011
Q3 2012
CT1
RWAs
CT1 Ratio

28x
16.6%
16.9%
16.4%
16.9%
20x
20x
20x
20x
13.6%
13.0%
13.5%
12.9%
13.7%
8.6%
10.0%
10.8%
11.0%
11.2%
5.6%
FY 2008
FY 2009
FY 2010
FY 2011
Q3 2012
Total Capital
T1
CT1
Adj Gross Levge

BARCLAYS

Historic Organic Capital Generation
£bn
•
CT1 ratio improved significantly since 2008,
despite introduction of stricter capital definitions,
to reach 11.2% at end of September 2012
•
Solid CT1 ratio reflecting broadly stable CT1
capital base and reduced RWAs
•
We expect to maintain CT1 and T1 ratios at
levels which significantly exceed current
minimum regulatory requirements
•
The Group has significantly deleveraged since
2008; strengthening its CT1 capital base,
reducing RWAs and reducing non risk adjusted
leverage metrics
•
Adjusted gross leverage
1
stabilised at around
20x; excluding liquidity pool, the ratio was 17x
as at 30 September 2012 (compared to 26x in
Dec 2008)
Basel 2.5 Basel 2 Basel 2.5 Basel 2
10   |   Contingent Capital Notes   |   6 November 2012
1 non-IFRS measure
Our financial strength continues to serve us well in the current environment and remains a core component of our strategy going forward

Strategic Review
Investors should note that the Board’s strategic review of the business is ongoing; the results of which will not be communicated to the market until 12 February 2013
•
Strategic review will not change business model, Barclays remains committed to the universal bank model and the benefits of income and risk diversification inherent within it
•
Business review follows recent management changes following settlement with Authorities relating to LIBOR
•
Granular (100 business units) review of performance with focus on long term sustainability of returns above cost of equity on a Basel 3 basis
•
Reputational risk a primary assessment filter to ensure Group performance becomes less risky and more predictable
•
Barclays continues to recognise the importance of :
-
Balanced profit generation across the Group
-
Resilient income performance in challenging macro economic environment that is unlikely to change in short term
-
Closely managed risk/return appetite and maintenance of quality of assets on balance sheet
-
Ongoing management of performance and non-performance costs along side investment in long term sustainability of franchise
-
Sustained financial strength and progressive but conservative dividend policy
•
The independent Salz Review of Business Practices was commissioned separately by the Board to:
“Assess the bank’s current values, principles and standards of operation and determine to what extent they need to change; test how well current decision-making processes incorporate the bank’s values, standards and principles and outline any changes required; and determine whether or not the appropriate training, development, incentives and disciplinary processes are in place.”
www.salzreview.com
•
Its findings will be publically reported in Spring 2013 and its recommendations implemented thereafter
11   |   Contingent Capital Notes   |   6 November 2012

3. Q3 2012 Results Highlights 12 | Contingent Capital Notes | 6 November 2012

Nine months ended
– September
2012
(£m)
2011
(£m)
Change
(%)
Adjusted income
22,347 22,300 -
Impairment charges (2,657) (2,851) (7)
Adjusted net
operating income
19,690 19,449 1
Adjusted operating
expenses
(13,832) (14,441) (4)
Adjusted profit before
tax
5,954
5,062 18
Statutory profit before
tax
712
5,066 (86)
Latest Financial Highlights (as at 30 September 2012)
•
Adjusted income flat despite macroeconomic
challenges and continuing low interest rate environment
•
Adjusted operating expenses down 4%, with
performance costs down 9% to £1,995m and non-
performance costs down 3% to £11,837m
•
Impairment charges down 7%, reflecting conservative
credit risk appetite
•
Adjusted PBT up 18% with improvements of 27% in
Corporate & Investment Bank and 31% in Wealth &
Investment Management
•
Liquidity pool decreased to £160bn (30 Jun 2012:
£170bn) and loan to deposit ratio remained stable at
111% (30 Jun 2012: 111%)
•
CT1 remained strong at 11.2% (30 Jun 2012: 10.9%)
with an estimated fully loaded Basel 3 CT1 of 8.2% as
at 1 January 2013
•
RWA decreased to £379bn (30 Jun 2012: £390bn) with
adjusted gross leverage ratio stable at 20x
•
Sovereign exposures to Spain, Portugal, Italy, Ireland,
Greece and Cyprus decreased 15% during Q3 to
£4.8bn
Note: Q3 IMS 6K available at http://www.sec.gov (please note 6k disclosures re non IFRS measures)
13   |   Contingent Capital Notes   |   6 November 2012
“These results demonstrate that we continue to have good momentum in our businesses despite the difficulties we faced through this period” (A. Jenkins, Chief Executive)

Liquidity pool amounted to £160bn at end of September 2012, with 87.5% held in cash, high quality government bonds and deposits with central banks
Barclays continues to maintain a strong and high-quality liquidity pool that consists exclusively of unencumbered assets
Balances at central banks decreased in Q3, as we continue to optimise cost and composition of liquidity pool within our liquidity risk appetite framework
Although not a requirement, as at 30 September 2012, liquidity pool was equivalent to more than one year of wholesale liabilities maturities
Liquidity pool exceeds net stress outflows under all three liquidity stress scenarios:
Estimated NSFR
1
of 101% (31 Dec 2011: 97%) and LCR
1
of 97% (31 Dec 2011: 82%) at end of June 2012
Liquidity Pool
154
152
170
Market-wide Barclays-specific Combined
Liquidity pool as a percentage of anticipated net outflows 3 months 1 month 1 month
As at 30.06.12 141% 115% 124%
As at 31.12.11 127% 107% 118%
127
43
160
£bn
Cash & Deposits at Central Banks
Government Bonds
Other Available Liquidity
14   |   Contingent Capital Notes   |   6 November 2012
1 non-IFRS measure
30
81
96
105
124
99
2
34
40
36
32
41
11
12
18
11
14
20
FY 2008 FY 2009 FY 2010 FY 2011 H1 2012 Q3 2012

• Reduction in wholesale funding requirements, due to
increased deposit taking and legacy asset run-off
• Growing usage of secured funding, whilst maintaining
reasonable encumbrance levels
• Commitment to issue MTN and senior unsecured debt,
though at lower levels
• Continued participation in Funding for Lending Scheme
59%
6%
7%
17%
7%
3% 1%
Customer Deposits
Deposits from Banks
CDs and CPs
Senior Unsecured MTNs
Secured Funding
Subordinated Liabilities
Other
Funding
Barclays maintains access to a variety of funding sources, including customer deposits and wholesale funding, and has continued to improve its loan to deposit ratio since 2008
2013-2015 Funding Plan 59% Deposit Funded
1
(as at 30 June 2012)
1 Total: £638bn, made of £262.5bn of wholesale funding and £375.2bn of customer deposits (excluding ABSA)
£bn
15   |   Contingent Capital Notes   |   6 November 2012
462
420
428
432
455 453
336
322
346
366
409 407
138%
130%
124%
118%
111%
111%
FY 2008 FY 2009 FY 2010 FY 2011 H1 2012 Q3 2012
Group Loans & Advances to Customers
Group Deposits from Customers
Group Loan to Deposit Ratio

2012 Rating & Outlook Changes
Despite re-rating of sector by all main rating agencies in the last 12 months, Barclays rating remains strong and in line with global universal bank peers
• Barclays ratings and outlooks have been adversely impacted by:
- Global economic slowdown and prolonged crisis in the Eurozone area
- Credit rating agency reassessments of risks inherent with large and complex capital market operations
- Settlement of the LIBOR case and resignation of senior management
• Current ratings reflect Barclays’ strong franchise, low historical earnings volatility, resilient capital and sound liquidity profile
16   |   Contingent Capital Notes   |   6 November 2012
2012 Rating & Outlook Changes 1 January 2012 31 October 2012
Standard & Poor's
Long Term A+ (Stable) A+ (Negative)
Short Term A-1 A-1
Stand-Alone Credit Profile (SACP) a- a-
Moody's
Long Term Aa3 (Negative) A2 (Negative)
Short Term P-1 P-1
Bank Financial Strength Ratio (BFSR) C (Stable) C- (Stable)
Fitch
Long Term A (Stable) A (Stable)
Short Term F1 F1
Viability Rating a a
DBRS
Long Term AA High (Stable) AA (Negative)
Short Term R-1 High (Stable) R-1 High (Negative)
Barclays Bank plc

4. Key Terms & Conditions 17 | Contingent Capital Notes | 6 November 2012

Contingent Capital Notes:  Key Terms & Conditions
Issuer Barclays Bank PLC
Expected Issue Ratings BBB-/BBB- (S&P/Fitch)
Currency / Offering USD / SEC Registered
Subordination Subordinated, pari passu with existing Lower T2, prior to Trigger Event
Maturity [To be confirmed]
Interest [ ]% (semi-annual) No interest deferral
Capital  Adequacy Trigger
Event
7% CET1 ratio (CT1 capital before CRD IV adoption date and CET1 capital after the CRD IV adoption date - transitioned as per FSA guidance - divided by risk-weighted assets calculated as per FSA standards applicable on the calculation date) measured on a quarterly basis or on any other date on which the CET1 ratio is calculated and subsequently published as required by the FSA
Write-off by means of
Automatic Transfer
Following a Capital Adequacy Trigger Event, an Automatic Transfer of the Notes will occur such that Holder’s rights to principal and interest on the Notes is permanently written off and
Holders will have no further rights against the Issuer
No Contractual Loss
Absorption at Point of Non-
Viability
No contractual Point of Non-Viability loss absorption.
Tax Call At price of 100% if required to pay Additional Amounts or interest payments no longer deductible for UK corporation tax purposes or Issuer is de-grouped for United Kingdom tax purposes
Regulatory Call At  price of 100% if fully excluded from Tier 2 Capital
Denominations USD 200,000, integral amounts of USD 1,000 in excess thereof
Listing London
Governing Law New York law, save for subordination which will be governed by English law
18   |   Contingent Capital Notes   |   6 November 2012

5. Capital Ratio Underlying Assumptions 19 | Contingent Capital Notes | 6 November 2012

CRD IV impact on Capital and RWAs
20   |   Contingent Capital Notes   |   6 November 2012
Proforma Capital Ratios are based on and/or subject to the following:
• Q4 2012 consensus earnings estimates used for December 2012 and January 2013 calculations and full year 2013 consensus earnings estimates used for December 2013 calculations, averaged from all 23 sell-side analysts, including consensus dividend payout. Any estimates or forecasts regarding Barclays performance made by such analysts are theirs alone and do not represent the estimates or forecasts of Barclays or its management. Barclays neither endorses nor verifies the analyst consensus estimates herein. The estimates are being solely used to show the difference between the calculation of expected CRD IV CET1 ratio and FSA CT1 ratio
• Exercise of outstanding warrants, exercisable into ordinary shares of Barclays PLC (£0.8bn). There is a risk that these warrants will not be exercised if share price does not exceed the strike price of £1.977 by October 2013
•
CRD IV impact on CT1 capital is primarily related to add-back of securitisation deduction
• No growth in RWAs is assumed for new business activity. However, September 2012 RWAs are assumed to increase in Q4 2012 for increases to our assessment of Operational Risk and regulatory change relating to Commercial Real Estate exposures
(“Slotting”)
• CRD IV rules as currently drafted being adopted in the UK on 1 January 2013. CRD IV rules remain subject to change and there is no certainty on adoption date
• Transitional CT1 ratios post December 2012 does not include CRD IV 2014-2018 phased deductions. These deductions comprise excess Minority Interests, Deferred Tax Assets (DTAs), Available For Sale (AFS) debt and equity reserve, Expected
Loss (EL) > Impairment, non-significant holdings in financial institutions, Debit Valuation Adjustments (DVA), Prudential Valuation
Adjustments (PVA) and Intangible Assets
• Other CRD IV impact to RWAs include adjustments for Asset Value Correlation (AVC), withdrawal of national discretion of definition of default, Central Counter-Party (CCP) clearing, other Counterparty Credit Risk and other individually less material counterparty credit risk charges, DTAs, and Material Holdings
• There is a risk that this deduction will have no transitional provisions. If this scenario materialises, January 2013 Transitional CT1 ratio will be c.30bps lower
•
Planned management actions relate principally to Credit Valuation Adjustments (CVA) effects and run down of legacy assets
•
RWAs are subject always to application of accounting standards and volatility in market conditions

CRD IV impact on Capital and RWAs (continued)
FSA: “CRD IV Transitional Provisions on Capital Resources” (26 October 2012)
• FSA announcement sets out its intended implementation of CRD IV transitional provisions. Changes may occur in the finalisation of the CRD IV rules and FSA’s implementation thereof; valuation of intangible assets (including the value attributed to goodwill) may also change over time and other variables (including without limitation the estimated CRD IV impacts outlined above) may individually and/or in the aggregate negatively affect our CET1
Ratio and thus increase the risk of a Trigger Event.
• Post implementation of CRD IV, the FSA has asked banks to publish CET1 as prescribed by CRD IV Transitional
Rules. In addition, the FSA will require certain UK banks to continue to disclose ratios using their 2009 definition of
CT1 capital
• The key difference between the calculation of CET1 and CT1 is the treatment of intangible assets (including goodwill), which are already fully deducted from CT1, but will be added back to CET1 at CRD IV adoption date with the deduction expected to phase back in between 2014-2018 at 20% per year
There can be no assurance that the assumptions set out above will apply or be achieved
21   |   Contingent Capital Notes   |   6 November 2012

Contact Information
Treasury
Steven Penketh
+44 (0)20 7773 0125
steven.penketh@barclayscapital.com
Investor Relations
Charlie Rozes
+44 (0)20 7116 5752
charlie.rozes@barclays.com
Debt Capital Market
Peter Jurdjevic
+44 (0)20 3134 8708
peter.jurdjevic@barclays.com
Website
http://group.barclays.com/about-barclays/investor-relations#debt-investors
Jennifer Moreland
+44 (0)20 3555 4495
jennifer.moreland@barclays.com
Richard Caven
+44 (0)20 7116 2809
richard.caven@barclays.com
Dan Fairclough
+44 (0)20 3134 8618
daniel.fairclough@barclays.com
22   |   Contingent Capital Notes   |   6 November 2012

EXHIBIT B

Final Term Sheet for the Notes, dated November 14, 2012

USD 3bn 7.625% Contingent Capital Notes due November 2022

Terms & Conditions:

Issuer:	Barclays Bank PLC

Expected Issue Ratings:	BBB- (S&P), BBB- (Fitch)

Status:	Dated Subordinated Debt

Legal Format:	SEC registered

Principal Amount:	USD 3,000,000,000

Trade Date:	November 14, 2012

Settlement Date:	November 21, 2012

Maturity Date:	November 21, 2022

Coupon:	7.625%

Interest Payment Dates:	Semi-annually on May 21 and November 21 in each year up to and including the Maturity Date, commencing on May 21, 2013

Day Count Convention:	30/360, following unadjusted

Business Days:	New York, London

Benchmark Treasury:	UST 1.625% November 15, 2022

Spread to Benchmark:	+603 bps

Reoffer Yield:	7.625%

Price to Public:	100.000%

Estimated Underwriter Compensation:	Estimated to be a maximum of approximately 2% of principal amount of the Notes, including a structuring fee of 0.50% payable to Barclays Capital Inc.

Estimated net proceeds:	USD 2,940,000,000

Principal Redemption:	100.000%

Joint Bookrunners:	Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC

Co-lead managers:	ABN AMRO Securities (USA) LLC, Banca IMI S.p.A., Banco Bilbao Vizcaya Argentaria, S.A, BNP Paribas, Danske Bank A/S, ING Bank N.V. Belgian Branch, Lloyds TSB Bank plc, Mediobanca – Banca di Credito Finanziario S.p.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Mizuho Securities USA Inc., Natixis Securities Americas LLC, Santander Investment Securities Inc., Scotia Capital (USA) Inc, SG Americas Securities LLC, SMBC Nikko Capital Markets Limited, TD Securities (USA) LLC, U.S. Bancorp Investments, Inc., Wells Fargo Securities International Limited

Regulatory Event Redemption:

The Issuer may, at its option, redeem the notes upon giving notice, in whole but not in part, at a redemption price equal to 100% of their principal amount, together with any accrued but unpaid interest to the date fixed for redemption, upon the occurrence of a Regulatory Event (subject to (i) the provisions described under “Limitations on Redemption and Notice to the FSA” below and (ii) the circumstance that entitles the Issuer to exercise such right of redemption of the notes not being (in the Issuer’s opinion) reasonably foreseeable at the Settlement Date).

A “Regulatory Event” means that the Issuer determines that for any reason the notes are fully excluded from the Group’s Tier 2 Capital within the meaning and for the purposes of (1) the capital adequacy requirements of the FSA or (2) any other regulation, directive or other binding rules, standards or decisions adopted by the institutions of the European Union.

Tax Redemption

The Issuer may, at its option, redeem the notes upon giving notice, in whole but not in part, at a redemption price equal to 100% of their principal amount, together with any accrued but unpaid interest to the date fixed for redemption, upon the occurrence of a Tax Event (subject to (i) the provisions described under “Limitations on Redemption and Notice to the FSA” below), (ii) the circumstance that entitles the Issuer to exercise such right of redemption of the notes not being (in the opinion of the Issuer) reasonably foreseeable at the Settlement Date and (iii) in the case of each Tax Event, such obligation not being able to be avoided by the Issuer taking reasonable measures available to it).

A “Tax Event” shall be deemed to have occured in the event of any change in tax law or regulation or the official application or interpretation thereof that would (1) require the Issuer (or any successor entity) to pay additional amounts to holders, (2) result in the Issuer (or any successor entity) not being entitled to claim a deduction in respect of any payments in computing its (or any successor entity’s) taxation liabilities or materially reducing the amount of such deduction or (3) result in the Issuer (or any successor entity) not, as a result of the notes being in issue, being able to have losses or deductions set against the profits or gains, or profits or gains offset by the losses or deductions, of companies it (or any successor entity) is or would otherwise be so grouped for applicable United Kingdom tax purposes (whether under the group relief system current as at the date of issue of the notes or any similar system or systems having like effect as may from time to time exist);

Limitations on Redemption and Notice to the FSA

The Issuer may redeem the notes prior to the fifth anniversary of their date of issue only (1) with the prior approval of the FSA; (2) if the circumstance that entitles the Issuer to exercise that right of redemption is the result of a change in the applicable tax treatment or regulatory classification of the notes; and (3) if at the time of the exercise of the right of redemption (and if and to the extent required at such time), the Issuer complies with the FSA’s main Pillar 1 rules applicable to it and other BIPRU firms (within the meaning of the FSA’s General Prudential Sourcebook) and will continue to do so after the redemption of the notes.

In addition, any redemption of the notes on or following the fifth anniversary of the Settlement Date but prior to their scheduled Maturity Date, under the practice of the FSA prevailing as of the date of this term sheet, would be subject to the Issuer providing to the FSA, at least one month before the Issuer becomes committed to the repayment, notice in writing (in the form required by the FSA) of the proposed repayment, detailing how, following such repayment, the Issuer will (1) continue to meet its capital resources requirement and (2) have sufficient overall financial resources, including capital and liquidity resources which are adequate both as to the amount and quality, to ensure that there is no significant risk that the Issuer’s liabilities cannot be met as they fall due.

Capital Adequacy Trigger Event	A “Capital Adequacy Trigger Event” shall occur if the CET1 Ratio (as defined in the prospectus supplement) as of any Quarterly Financial Period End Date (as defined in the prospectus supplement) or Extraordinary Calculation Date(as defined in the prospectus supplement), as the case may be, is less than 7.00% on such date.

Automatic Transfer upon a Capital Trigger Event

If a Capital Adequacy Trigger Event occurs as of any Quarterly Financial Period End Date or Extraordinary Calculation Date, as the case may be, then, except as more fully described in the prospectus, an Automatic Transfer (as defined in the prospectus supplement) to Barclays PLC (or a successor holding company of the Issuer or other entity within the Group (as defined in the prospectus supplement)) will occur on the business day immediately following the expiration of the Suspension Period (as defined in the prospectus supplement) for nil consideration. Any Automatic Transfer will result in the Pre-Transfer Holders (as defined in the prospectus supplement) not having any rights against the Issuer with respect to repayment of the principal amount of the notes that has not become due or the payment of interest on such notes for any period from (and including) the interest payment date falling immediately prior to the occurrence of such Automatic Transfer. As a result, the Pre-Transfer Holders will lose their entire investment in the notes. Prior to the date on which an Automatic Transfer occurs, the Issuer will give an Automatic Transfer Notice to the trustee and the Pre-Transfer Holders via The Depository Trust Company (“DTC”). Following the receipt of such notice by DTC and the commencement of the Suspension Period, DTC shall suspend all clearance and settlement of the notes. As a result, Pre-Transfer Holders will not be able to settle the transfer of any notes from the commencement of the Suspension Period, and any sale or other transfer of the notes that a Pre-Transfer Holder may have initiated prior to the commencement of the Suspension Period that is scheduled to settle during the Suspension Period will be rejected by DTC and will not be settled within DTC.

Each purchaser of the notes by its acquistion of the notes and as a holder of notes:

(1) consents to the Automatic Transfer of its notes (including any beneficial interest therein) following the occurrence of a Capital Adequacy Trigger Event and authorizes, directs and requests DTC to take any and all actions necessary to effectuate the transfer of its notes (and any beneficial interest therein) pursuant to the Automatic Transfer without any further action or direction on its part; and.

(2) (i) agrees to all of the terms and conditions of the notes, including without limitation those related to the occurrence of a Capital Adequacy Trigger Event and any related Automatic Transfer, (ii) agrees that effective upon, and following, the occurrence of the Automatic Transfer, other than with respect to payments that have become due and payable prior to such Automatic Transfer, no amount shall be due and payable to such purchaser under the notes, and such purchaser shall not have the right to give a direction to the trustee with respect to the Capital Adequacy Trigger Event and any related Automatic Transfer and (iii) waives to the extent permitted by the Trust Indenture Act, any claim against the trustee arising out of its acceptance of its trusteeship for the notes, including, without limitation, claims related to or arising out of or in connection with a Capital Adequacy Trigger Event and/or an Automatic Transfer.

Denominations:	USD 200,000 and integral multiples of USD 1,000 in excess thereof

ISIN/CUSIP:	US06740L8C27 / 06740L8C2

Documentation:	To be documented under the Issuer’s SEC registered shelf

Clearing	DTC

Listing:	London

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847, Citigroup Global Markets Inc. at 1- 800- 831- 9146, Credit Suisse Securities (USA) LLC at +1-800-221-1037, Deutsche Bank Securities Inc. at 1-800-503-4611 or Morgan Stanley & Co. LLC at 1-866-718-1649